EXHIBIT 99.1
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                                  PRESS RELEASE

      ACTRADE FINANCIAL TECHNOLOGIES LTD. ANNOUNCES ADDITIONAL DEVELOPMENTS


         New York, NY -January 2, 2003 - Actrade Financial Technologies Ltd. ("Actrade" or the "Company") announced today that it had terminated the employment of Joseph P. D'Alessandris, the Company's Chief Financial Officer, and had commenced a search for his successor.

         Separately, on December 12, 2002, the Company issued a press release (the "December 12 Release") announcing certain developments, including with respect to a former significant customer of Actrade that had defaulted on $8,844,805 in Trade Acceptance Drafts ("TADs"). As of December 12, 2002, the outstanding principal balance of the defaulted TADs was $8,544,538.10, of which $8.5 million was insured by surety bonds. As disclosed in the December 12 Release, Actrade had been informed that the former customer was considering a bankruptcy filing if it could not restructure its debts. Actrade also disclosed that the agent acting on behalf of the issuers of the surety bonds had reserved the rights of such issuers to contest the validity of the bonds.

         On December 20, 2002, the former customer filed for Chapter 11 bankruptcy protection in the Eastern District of Texas, Sherman Division. On December 20, 2002, the Company made a claim for payment against the surety bonds insuring performance by such customer under the defaulted TADs. The Company has been appointed to the creditors' committee in the bankruptcy proceeding and intends to file a claim for the full amount of the defaulted TADs. However, Actrade is not presently able to estimate the amount, if any, it will recover from its former customer or the issuers of the $8.5 million of surety bonds.

                                      * * *

         Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties due to Actrade's pending litigation and ongoing internal evaluation and regulatory and law enforcement investigations, each as described in the December 12 Release. Other factors that may cause events to differ materially from those indicated by such forward-looking statements include, but are not limited to: uncertainties regarding the possibility of restatements of documents previously filed by Actrade with the United States Securities and Exchange Commission (the "SEC"), including restatements of Actrade's financial statements; uncertainties regarding Actrade's ability to collect under the defaulted TADs and bills of exchange described in the December 12 Release; uncertainties regarding Actrade's ability to collect under the surety bonds issued in respect of the defaulted TADS described in the December 12 Release; additional facts found by the Company in connection with the issues that are the subject of the Audit Committee Evaluation (as described in the December 12 Release); uncertainties regarding the Company's Chapter 11 bankruptcy process; uncertainties regarding the Company's ability to obtain continued financing for its operations; and those factors discussed in Actrade's Form 10-Q for the quarter ending March 31, 2002, which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our

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estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.